Exhibit 7

U.S. Bank Trust Company, National Association

Statement of Financial Condition

as of 06/30/2023

($000’s)

06/30/2023
Assets
Cash and Balances Due From Depository Institutions	$876,858
Securities	4,335
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	1,727
Intangible Assets	579,801
Other Assets	144,570

Total Assets	$1,607,291
Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	82,010

Total Liabilities	$82,010
Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	353,446
Minority Interest in Subsidiaries	0

Total Equity Capital	$1,525,281

Total Liabilities and Equity Capital	$1,607,291